CBS INC. and subsidiaries

      EXHIBIT 11 - COMPUTATION OF EARNINGS PER COMMON SHARE (Unaudited)

                   (In millions, except per share amounts)


                                              PRIMARY      FULLY DILUTED
                                           Three months     Three months
                                          ended March 31   ended March 31
                                           1995    1994     1995    1994
Earnings:
 Net Income                                $21.8   $69.3    $21.8   $69.3
 Dividends on Series B preference
  stock                                     (2.3)   (3.7)       -       -
 Net income applicable to common shares    $19.5   $65.6    $21.8   $69.3

Shares:
 Weighted average number of common
  shares outstanding                        61.3    77.5     61.3    77.5
 Assumed conversion of Series B
  preference stock                             -       -      3.3     4.2
 Common stock equivalents                      -       -       .6      .6
 Adjusted shares                            61.3    77.5     65.2    82.3


 Earnings per common share                 $ .32   $ .85    $ .34(a)$ .84(b)





(a) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is contrary to APB Opinion No. 15 because it produces an anti-dilutive effect.

(b) This calculation is submitted in accordance with Regulation S-K item 601(b)(11) although it is not required by APB Opinion No. 15 because it results in dilution of less than 3%.







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